EX–99.1

Embratel Participações SA

CNPJ/MF 02.558.124/0001-12

N.I.R.E. 3330026237-7

Publicly-held Company

MATERIAL FACT

Embratel Participações S.A. (“EMBRAPAR” or “Company”), in compliance with the provisions of Instruction no. 358/02 of the Stock Exchange Commission (“CVM”), announces to the public and to its shareholders in general that its controlling shareholder, Teléfonos de México, S.A. de C.V., a company organized and existing in accordance with the laws of Mexico (“Telmex”) decided to submit to CVM, on May 9, 2006, through its controlled company Telmex Solutions Telecomunicações Ltda., a limited liability company enrolled with the CNPJ/MF under no. 02.570.352/0001-08 (“Offeror”), a request for registration of a tender offer for the purchase of all of the outstanding common and preferred shares of the Company (“Tender Offer”), for the purpose of cancelling the registration of EMBRAPAR as a public company, pursuant to article 4, §4 of Law no. 6,404/76 and to CVM Instruction no. 361/02.

The purchase price for the common shares and for the preferred shares will be R$ 6.95 (six reais and ninety five cents) per lot of 1,000 (one thousand) shares. For purposes of article 4, §4 of Law no. 6,404/76 and CVM Instruction no. 361/02, Telmex retained Banco ABN AMRO REAL S.A. to prepare a valuation report (laudo de avaliação) with respect to the Company, which is dated May 1, 2006 (“Valuation Report”). The purchase price shall be adjusted by the monthly Taxa Referencial – TR, pro rata temporis, as from the date of the announcement of Telmex’s material fact, on this same date (“Telmex’s Material Fact”), through the date of settlement of the Tender Offer.

Unibanco – União de Bancos Brasileiros S.A. will act as the intermediary institution of the Tender Offer. The launching of the Tender Offer and its effectiveness will be subject to registration at CVM and to certain conditions to be set forth in the Notice of Tender Offer.

The Tender Offer will be extended to holders of the preferred shares underlying American Depositary Shares (“ADSs”), as made known by Telmex. Holders of EMBRAPAR shares and ADSs should read the statement related to the Tender Offer that the Offeror will file with the Securities and Exchange Commission (“SEC”) in the United States, because it will contain important information. A Portuguese translation of this document will be filed with CVM. This material will also be available free of charge on the SEC’s website at www.sec.gov.

For the purposes of article 4-A of Law no. 6,404/76 and of articles 23 and 24 of CVM Instruction no. 361/02, a form of the Notice of Tender Offer and the Valuation Report may be consulted at the following addresses:

COMISSÃO DE VALORES MOBILIÁRIOS

Rua Sete de Setembro, no. 111, 5th floor – “Centro de Consultas”

Centro, Rio de Janeiro, RJ – 20050-901

Rua Formosa, no. 367, 20th floor

Centro, São Paulo, SP—01049000

www.cvm.gov.br

BOLSA DE VALORES DE SÃO PAULO—BOVESPA

Rua XV de Novembro, no. 275

Centro, São Paulo, SP – 01013-001

www.bovespa.com.br

TELÉFONOS DE MÉXICO, S.A DE C.V.

Parque Vía 198, Oficina 701

Colonia Cuauhtémoc

México, D.F., C.P. 06599

www.telmex.com

EMBRATEL PARTICIPAÇÕES S.A.

Rua Regente Feijó, no. 166, Office 1687-B

Centro, Rio de Janeiro, RJ—20060-060

www.embratel.com.br

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.

Av. Eusébio Matoso, 891, 20th floor

Pinheiros, São Paulo, SP

ZIP CODE: 05423-901

www.unibanco.com.br

Company shareholders may obtain additional information in Telmex’s Material Fact.

The cancellation of the registration of EMBRAPAR as a public company will be subject to the acceptance of the Tender Offer by shareholders owning more than 2/3 (two thirds) of the outstanding common and preferred shares of the Company that have been qualified to the Tender Offer, as defined in item II of article 16 of CVM Instruction no. 361/02.

Rio de Janeiro, May 8, 2006

Embratel Participações S.A.

Isaac Berensztejn

Investor Relations Officer

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